PVH CORP.
200 MADISON AVENUE
NEW YORK, NY 10016

FOR IMMEDIATE RELEASE:
June 11, 2020

Contact:  Dana Perlman
Treasurer, Senior Vice President, Business Development and Investor Relations
(212) 381-3502
          investorrelations@pvh.com

PVH CORP. REPORTS 2020 FIRST QUARTER RESULTS AND PROVIDES BUSINESS UPDATE RELATING TO COVID-19 PANDEMIC

•Ended the first quarter with $1.8 billion of liquidity, consisting of approximately $800 million of cash on hand and $1 billion of available borrowings under revolving credit facilities
•Prudent and proactive actions taken in response to the COVID-19 pandemic to preserve liquidity and strengthen financial flexibility
•First quarter results significantly impacted by the COVID-19 pandemic:
◦The Company’s stores and its wholesale customers’ stores were closed for six weeks on average during the quarter
◦Revenue decreased 43% to $1.344 billion compared to the prior year period
◦EPS was $(15.37) on a GAAP basis, which included $962 million of pre-tax noncash impairment charges, primarily related to goodwill
◦EPS was $(3.03) on a non-GAAP basis
•By mid-June, over 85% of the Company’s stores globally are expected to be reopened. Sales for reopened stores for the second quarter-to-date are running down approximately 25% globally compared to the prior year period

•The pandemic will continue to have a significant impact on the second quarter and full year 2020 results; while the Company expects that its revenue decline in the second quarter will be more pronounced than in the first quarter, it cannot provide more detailed guidance at this time due to the dynamic nature of the situation

New York, New York - PVH Corp. [NYSE: PVH] reported its 2020 first quarter results.

Non-GAAP Amounts:
Amounts stated to be on a non-GAAP basis exclude the items that are described below under the heading “Non-GAAP Exclusions.” Amounts stated on a constant currency basis are also deemed to be on a non-GAAP basis. Reconciliations of amounts on a GAAP basis to amounts on a non-GAAP basis are presented later in this release and identify and quantify all excluded items.

First Quarter Highlights:
The Company’s business was significantly impacted by the COVID-19 pandemic during the first quarter of 2020, resulting in an unprecedented decline in revenue and earnings.

•The majority of the Company’s stores and its wholesale customers’ stores globally were closed for six weeks on average.
•As a result of the widespread temporary store closures and reduced traffic while stores were open, revenue in the Company’s retail stores declined approximately 50% to 65% compared to the prior year period, depending on the region.
•The Company’s directly operated digital commerce businesses experienced strong growth in all regions, increasing 47% globally compared to the prior year period, partially offsetting the revenue decline in the Company’s other distribution channels.
•The temporary closures of the Company’s wholesale customers’ stores resulted in a sharp reduction in shipments to these customers and an overall decline of 41% in the Company’s global wholesale revenue.
•Results were under significant pressure and included a $97 million increase in accounts receivable write-offs and inventory reserves, as well as a deleveraging of expenses, as payroll costs for certain retail associates continued to be incurred for all or a significant portion of the periods during which the Company’s stores were closed and expense reduction measures only started to become effective later in the quarter.

Refer to the section entitled “First Quarter Consolidated Results” later in this release for quantification of the first quarter 2020 financial results.

COVID-19 Pandemic Update:
As previously announced in April, the Company initiated prudent and proactive actions to reduce its operating expenses and working capital and is reallocating resources, where appropriate, in response to the COVID-19 pandemic, including the following measures, which began in mid-April and are ongoing:

•Reducing payroll costs, including salary and incentive compensation reductions, furloughs, decreased working hours and hiring freezes across the Company, as well as taking advantage of applicable government relief programs.
•Eliminating or reducing other discretionary and variable operating expenses, including marketing, travel, consulting services, and creative and design costs.
•Tightly managing inventories, including reducing and cancelling inventory commitments, redeploying basic inventory items to subsequent seasons and consolidating future seasonal collections, as well as negotiating extended payment terms with its suppliers.
•Redirecting resources and focus to support the Company’s directly operated and its brick and mortar and pure play wholesale customers’ digital commerce businesses. This includes, among other things on the Company’s own sites, improved brand and product messaging and site functionality, as well as additional fulfillment options, including curbside pickup and fulfillment from certain of its stores globally.

The Company’s business has been significantly impacted by the COVID-19 pandemic and the Company expects that its revenue decline in the second quarter will be more pronounced than in the first quarter. The Company’s operations have been affected as follows:

•Global Wholesale and Licensing Partners: The Company’s brick and mortar wholesale customers and licensing partners experienced significant business disruptions as a result of the pandemic. However, brick and mortar and pure play wholesale customers exhibited strength across the digital commerce channels. In recent weeks, most of the Company’s brick and mortar wholesale customers have reopened the majority of their locations across all regions, with larger format stores opening at a slower pace in Europe. However, due to the significant levels of inventory that remain in stores, the majority of the Company’s North American and European brick and mortar wholesale partners stopped accepting shipments beginning in March, which has not materially improved in the second quarter.
•Direct to Consumer:
◦Retail: The majority of the Company’s global stores were temporarily closed for six weeks on average during the quarter. By mid-June, over 85% of the Company’s stores are expected to be reopened, although most are operating on reduced hours and at reduced occupancy levels. Sales for reopened stores for the second quarter-to-date are running down approximately 20% in Europe, 25% in North America, and 25% for total Asia, with China approximately flat, compared to the prior year period. While sales remain down across all regions, traffic and sales trends are improving each week.
◦Digital commerce: The Company’s directly operated digital commerce businesses were fully operational in all regions during the first quarter. The Company experienced robust consumer demand for its TOMMY HILFIGER and CALVIN KLEIN brands across all regions, resulting in double-digit to triple-digit revenue increases through its digital commerce sites during the period the Company’s stores were closed as compared to the prior year period. Revenue through the Company’s digital commerce sites has continued to increase compared to the prior year period even as stores reopen.
•Supply chain: The pandemic has impacted some of the Company’s suppliers, including third-party manufacturers, logistics providers and other vendors. With some of the Company’s partners operating at reduced capacity, the Company continues to monitor for any potential delays or disruptions of its supply chain and will implement mitigation plans if needed.

Liquidity Update:
As previously announced, the Company moved quickly to reinforce its liquidity in response to the COVID-19 pandemic. The Company ended the quarter with cash of approximately $800 million and approximately $1 billion of available borrowings under its revolving credit facilities. The Company has taken the following actions:

•Suspended share repurchases under the stock repurchase program in mid-March, following approximately $110 million in repurchases completed in the first quarter.
•Suspended its cash dividend beginning with the second quarter. The Company’s first quarter cash dividend of $0.0375 per common share paid on March 31, 2020 was not affected by this suspension.
•Entered into a new $275 million 364-day revolving credit facility.
•Issued an additional €175 million of 3 5/8% senior notes due 2024.
•Obtained a waiver of the leverage and interest coverage covenants under its senior credit facilities through and including the first quarter of 2021.
•Reduced planned capital expenditures to approximately $190 million in 2020 from $345 million in 2019.

Additionally, the Company closed the sale of its Speedo North America business to Pentland Group PLC, the parent company of the Speedo brand, in April for net proceeds of $169 million (the “Speedo transaction”).

CEO Comments:
Commenting on these results, Emanuel Chirico, Chairman and Chief Executive Officer, noted, “We are living through an unprecedented moment in history. From the tragic acts of racism in the U.S. and around the world, to the COVID-19 pandemic, our thoughts and hearts are heavy. At PVH, we have always been committed to our people and our communities, and we are focused on how we can use this moment as a catalyst for change. As we navigate this backdrop together, I truly hope that the unfolding events can bring us closer together.”

Mr. Chirico continued, “While our first quarter results were impacted significantly by the pandemic, we have been able to reopen the majority of our stores in all regions over the last month. We are adhering to strict safety protocols, prioritizing the health and well-being of our associates and consumers, and, while it is still early, we are seeing improving traffic and conversion trends in most markets. At the same time, our digital commerce businesses continue to experience outsized growth, even as stores reopen. While the pandemic will continue to have a profound impact on consumer purchasing habits for the foreseeable future, these trends underscore that our brands are strong, we have exceptional and dedicated PVH associates, and we continue to have outstanding traction with our consumers, customers and business partners.”

Mr. Chirico concluded, “Throughout our nearly 140-year history, we have navigated successfully many economic and geopolitical challenges, and I am confident that we can manage through this crisis successfully, as well. Resilience has always been a strength of our company – and now more than ever, we need to be agile as we face a rapidly changing landscape. We have taken a proactive stance to increase our liquidity and enhance the financial health of our businesses — from aggressively managing our operating expenses and identifying efficiencies across the business, to reducing our inventory levels, to reviewing our capital allocation priorities and securing incremental liquidity — and I believe that we will emerge an even stronger organization.”

First Quarter Consolidated Results:
The Company’s business was significantly impacted by the COVID-19 pandemic during the first quarter of 2020, resulting in an unprecedented decline in revenue and earnings, including $962 million of pre-tax noncash impairment charges during the quarter.

First quarter revenue decreased 43% to $1.344 billion (decreased 42% on a constant currency basis) compared to the prior year period. The revenue decrease was due to:

•A 39% decrease (37% decrease on a constant currency basis) in the Tommy Hilfiger business compared to the prior year period, including a 51% decrease in Tommy Hilfiger North America and a 32% decrease in Tommy Hilfiger International.

•A 46% decrease (45% decrease on a constant currency basis) in the Calvin Klein business compared to the prior year period, including a 54% decrease in Calvin Klein North America and a 40% decrease in Calvin Klein International.
•A 47% decrease in the Heritage Brands business compared to the prior year period.

First quarter revenue reflected a 47% increase in sales through the Company’s directly operated digital commerce businesses driven by strong growth in all regions, which partially offset the decline in revenue through its other distribution channels.

Loss per share on a GAAP basis was $(15.37) for the first quarter of 2020 compared to earnings per share of $1.08 in the prior year period. These results include the amounts for the applicable period described under the heading “Non-GAAP Exclusions” later in this release, including for the current quarter $962 million of pre-tax noncash impairment charges resulting from the impact of the COVID-19 pandemic on the Company’s business. Loss per share and earnings per share on a non-GAAP basis for these periods, respectively, as discussed below, exclude these amounts.

Loss per share on a non-GAAP basis was $(3.03) for the first quarter of 2020 compared to earnings per share of $2.46 in the prior year period.

Loss before interest and taxes on a GAAP basis for the quarter was $(1.2) billion compared to earnings before interest and taxes of $135 million in the prior year period. Included in loss before interest and taxes for the first quarter of 2020 were costs of $972 million consisting of (i) $962 million of noncash impairments resulting from the impact of the COVID-19 pandemic on the Company’s business, including $933 million related to goodwill and other intangible assets, $16 million related to store assets, and $12 million related to an equity method investment, (ii) $7 million in connection with a consolidation within the Company’s warehouse and distribution network in North America, and (iii) a $3 million noncash net loss in connection with the Speedo transaction and the resulting deconsolidation of the net assets of the Company’s Speedo North America business. Included in earnings before interest and taxes for the prior year period were costs of $131 million consisting of (i) $70 million related to the restructuring associated with the strategic changes for the Calvin Klein business announced in January 2019 (the “Calvin Klein restructuring”), (ii) $55 million in connection with the closure of the Company’s TOMMY HILFIGER flagship and anchor stores in the U.S. (the “TH U.S. store closures”) and (iii) $6 million in connection with the refinancing of the Company’s senior credit facilities. Loss before interest and taxes and earnings before interest and taxes on a non-GAAP basis for these periods, respectively, as discussed below, exclude these amounts.
Loss before interest and taxes on a non-GAAP basis for the quarter was $(247) million compared to earnings before interest and taxes of $267 million in the prior year period. The decrease was driven by the impact of the COVID-19 pandemic, including the revenue decline discussed above, as well as the negative impact of a $97 million increase in accounts receivable write-offs and inventory reserves.

Net interest expense on a GAAP basis decreased to $21 million from $30 million in the prior year period. Included in net interest expense for the first quarter of 2020 was $4 million of income resulting from the remeasurement of the Company’s mandatorily redeemable non-controlling interest that was recognized in connection with the Company’s May 2019 acquisition of the approximately 78% interest in Gazal Corporation Limited (“Gazal”) that it did not already own (the “Australia acquisition”). Net interest expense on a non-GAAP basis excludes this amount. Net interest expense on a non-GAAP basis decreased to $25 million from $30 million on a GAAP basis in the prior year period (there were no non-GAAP exclusions in the prior year period).

The effective tax rate on a GAAP basis for the first quarter of 2020 was 11.5% as compared to 22.4% in the prior year period. The effective tax rate on a non-GAAP basis for the first quarter of 2020 was 20.2% as compared to 21.4% in the prior year period.

Non-GAAP Exclusions:
The discussions in this release that refer to non-GAAP amounts exclude the following:

•Pre-tax noncash impairment charges of $962 million recorded in the first quarter of 2020 resulting from the impact of the COVID-19 pandemic on the Company’s business, including $933 million related to goodwill and other intangible assets, $16 million related to store assets, and $12 million related to an equity method investment.
•Pre-tax costs of $7 million incurred in the first quarter of 2020 in connection with a consolidation within the Company’s warehouse and distribution network in North America.
•Pre-tax noncash net loss of $3 million recorded in the first quarter of 2020 related to the Speedo transaction and the resulting deconsolidation of the net assets of the Company’s Speedo North America business.
•Pre-tax income of $4 million recorded in the first quarter of 2020 resulting from the remeasurement of the Company’s mandatorily redeemable non-controlling interest that was recognized in connection with the Australia acquisition.
•Pre-tax costs of $70 million incurred in the first quarter of 2019 related to the Calvin Klein restructuring, including $35 million of noncash asset impairments, primarily consisting of a lease asset impairment resulting from the closure of the Company’s flagship store on Madison Avenue in New York, New York, $19 million of severance, $15 million of contract termination and other costs, and $2 million of inventory markdowns.
•Pre-tax costs of $55 million incurred in the first quarter of 2019 in connection with the TH U.S. store closures, primarily consisting of noncash lease asset impairments.
•Pre-tax costs of $6 million incurred in the first quarter of 2019 in connection with the refinancing of the Company’s senior credit facilities.
•Estimated tax effects associated with the above pre-tax items, which are based on the Company’s assessment of deductibility. In making this assessment, the Company evaluated each item that it had identified above as a non-GAAP exclusion to determine if such item is taxable or tax deductible, and if so, in what jurisdiction the tax expense or tax deduction would occur. All items above were identified as either primarily taxable or tax deductible, with the tax effect taken at the applicable income tax rate in the local jurisdiction, or as non-taxable or non-deductible, in which case the Company assumed no tax effect.

As a supplement to the Company’s GAAP results, the Company presents constant currency revenue information, which is a non-GAAP financial measure. The Company presents results in this manner because it is a global company that transacts business in multiple currencies but reports financial information in U.S. dollars. Foreign currency exchange rate fluctuations affect the amounts reported by the Company in U.S. dollars with respect to its foreign revenues. Exchange rate fluctuations can have a significant effect on reported revenues. The Company believes presenting constant currency revenue information provides useful information to investors, as it provides information to assess how its businesses performed excluding the effects of changes in foreign currency exchange rates and assists investors in evaluating the effectiveness of the Company’s operations and underlying business trends in a manner that is consistent with management’s evaluation of business performance.

The Company calculates constant currency revenue information by translating its foreign revenues for the relevant period into U.S. dollars at the average exchange rates in effect during the comparable prior year period (rather than at the actual exchange rates in effect during the relevant period).

Constant currency performance should be viewed in addition to, and not in lieu of or as superior to, the Company’s operating performance calculated in accordance with GAAP. The constant currency revenue information presented may not be comparable to similarly described measures reported by other companies.

Please see Tables 1 through 10 and the section entitled “Reconciliations of 2020 Constant Currency Revenue” later in this release for reconciliations of GAAP to non-GAAP amounts.

The Company webcasts its conference calls to review its earnings releases. The Company’s conference call to review its first quarter earnings release is scheduled for Friday, June 12, 2020 at 9:00 a.m. EDT. Please log on to the Company’s web site at www.PVH.com and go to the Events page included in the Investors section to listen to the live webcast of the conference call. The webcast will be available for replay for one year after it is held, commencing approximately two hours after the live broadcast ends. Please log on to www.PVH.com as described above to listen to the replay. In addition, an audio replay of the conference call is available for 48 hours starting approximately two hours after it is held. The replay of the conference call can be accessed by calling (domestic) 888-203-1112 and (international) 719-457-0820 and using passcode 2470382. The conference call and webcast consist of copyrighted material. They may not be re-recorded, reproduced, re-transmitted, rebroadcast or otherwise used without the Company’s express written permission. Your participation represents your consent to these terms and conditions, which are governed by New York law.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Forward-looking statements in this press release and made during the conference call/webcast, including, without limitation, statements relating to the Company’s future revenue, earnings, plans, strategies, objectives, expectations and intentions are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not be anticipated, including, without limitation, (i) the Company’s plans, strategies, objectives, expectations and intentions are subject to change at any time at the discretion of the Company; (ii) the Company may be considered to be highly leveraged and uses a significant portion of its cash flows to service its indebtedness, as a result of which the Company might not have sufficient funds to operate its businesses in the manner it intends or has operated in the past; (iii) the levels of sales of the Company’s apparel, footwear and related products, both to its wholesale customers and in its retail stores, the levels of sales of the Company’s licensees at wholesale and retail, and the extent of discounts and promotional pricing in which the Company and its licensees and other business partners are required to engage, all of which can be affected by weather conditions, changes in the economy, fuel prices, reductions in travel, fashion trends, consolidations, repositionings and bankruptcies in the retail industries, repositionings of brands by the Company’s licensors, and other factors; (iv) the Company’s ability to manage its growth and inventory, including the Company’s ability to realize benefits from acquisitions; (v) quota restrictions, the imposition of safeguard controls and the imposition of duties or tariffs on goods from the countries where the Company or its licensees produce goods under its trademarks, such as the recently imposed tariffs and threatened increased tariffs on goods imported into the U.S. from China, any of which, among other things, could limit the ability to produce products in cost-effective countries or in countries that have the labor and technical expertise needed, or require the Company to absorb costs or try to pass costs onto consumers, which could materially impact the Company’s revenue and profitability; (vi) the availability and cost of raw materials; (vii) the Company’s ability to adjust timely to changes in trade regulations and the migration and development of manufacturers (which can affect where the Company’s products can best be produced); (viii) changes in available factory and shipping capacity, wage and shipping cost escalation, civil conflict, war or terrorist acts, the threat of any of the foregoing, or political or labor instability in any of the countries where the Company’s or its licensees’ or other business partners’ products are sold, produced or are planned to be sold or produced; (ix) disease epidemics and health related concerns, such as the current COVID-19 pandemic, which could result in (and, in the case of the COVID-19 pandemic, has resulted in some of the following) supply chain disruptions due to closed factories, reduced workforces, scarcity of raw materials and scrutiny or embargoing of goods produced in affected areas, closed stores, reduced consumer traffic and purchasing, as consumers become ill or limit or cease shopping in order to avoid exposure, or governments impose mandatory business closures, travel restrictions or the like to prevent the spread of disease, and market or other changes that could result (or, with respect to the COVID-19 pandemic, could continue to result) in noncash impairments of the Company’s goodwill and other intangible assets, operating lease right-of-use assets, and property, plant and equipment; (x) acquisitions and divestitures and issues arising with acquisitions, divestitures and proposed transactions, including, without limitation, the ability to integrate an acquired entity or business into the Company with no substantial adverse effect on the acquired entity’s, the acquired business’s or the Company’s existing operations, employee relationships, vendor relationships, customer relationships or financial performance, and the ability to operate effectively and profitably the Company’s continuing businesses after the sale or other disposal of a subsidiary, business or the assets thereof; (xi) the failure of the Company’s licensees to market successfully licensed products or to preserve the value of the Company’s brands, or their misuse of the Company’s brands; (xii) significant fluctuations of the U.S. dollar against foreign currencies in which the Company transacts significant levels of business; (xiii) the Company’s retirement plan expenses recorded throughout the year are calculated using actuarial valuations that incorporate assumptions and estimates about financial market, economic and demographic conditions, and differences between estimated and actual results give rise to gains and losses, which can be significant, that are recorded immediately in earnings, generally in the fourth quarter of the year; (xiv) the impact of new and revised tax legislation and regulations; and (xv) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”).

This press release includes, and the conference call/webcast will include, certain non-GAAP financial measures, as defined under SEC rules. Reconciliations of these measures are included in the financial information later in this release, as well as in the Company’s Current Report on Form 8-K furnished to the SEC in connection with this earnings release, which is available on the Company’s website at www.PVH.com and on the SEC’s website at www.sec.gov.

The Company does not undertake any obligation to update publicly any forward-looking statement, including, without limitation, any estimate regarding revenue or earnings, whether as a result of the receipt of new information, future events or otherwise.

PVH CORP.
Consolidated GAAP Statements of Operations
(In millions, except per share data)

	Quarter Ended
	5/3/20	5/5/19

Net sales	$1,257.2	$2,237.3
Royalty revenue	69.0	89.4
Advertising and other revenue	17.8	29.6
Total revenue	$1,344.0	$2,356.3

Gross profit on net sales	$579.1	$1,176.9
Gross profit on royalty, advertising and other revenue	86.8	119.0
Total gross profit	665.9	1,295.9

Selling, general and administrative expenses	940.1	1,161.5

Goodwill and other intangible assets impairments	933.5

Non-service related pension and postretirement income	(3.6)	(2.2)

Debt modification and extinguishment costs		5.2

Other noncash loss, net	3.1

Equity in net (loss) income of unconsolidated affiliates	(11.2)	3.7

(Loss) earnings before interest and taxes	(1,218.4)	135.1

Interest expense, net	21.2	29.9

Pre-tax (loss) income	(1,239.6)	105.2

Income tax (benefit) expense	(142.4)	23.6

Net (loss) income	(1,097.2)	81.6

Less: Net loss attributable to redeemable non-controlling interest (1)	(0.4)	(0.4)

Net (loss) income attributable to PVH Corp.	$(1,096.8)	$82.0

Diluted net (loss) income per common share attributable to PVH Corp. (2)	$(15.37)	$1.08

	Quarter Ended
	5/3/20	5/5/19

Depreciation and amortization expense	$81.1	$76.5

Please see following pages for information related to non-GAAP measures discussed in this release.

(1) The Company and Arvind Limited have a joint venture in Ethiopia in which the Company owns a 75% interest.

(2) Please see Note A in Notes to Consolidated GAAP Statements of Operations for the reconciliations of GAAP diluted net (loss) income per common share to diluted net (loss) income per common share on a non-GAAP basis.

PVH CORP.
Non-GAAP Measures

The Company believes it is useful to investors to present its results for the quarters ended May 3, 2020 and May 5, 2019 on a non-GAAP basis by excluding (i) the noncash impairment charges recorded in the first quarter of 2020 related to goodwill, tradenames, other intangible assets, store assets and an equity method investment as a result of the significant negative impacts of the COVID-19 pandemic on the Company’s business; (ii) the noncash net loss recorded in the first quarter of 2020 related to the sale of the Speedo North America business in April 2020 (the “Speedo transaction”) and the resulting deconsolidation of the net assets of the business; (iii) the costs incurred in the first quarter of 2020 in connection with the consolidation within the Company’s warehouse and distribution network in North America; (iv) the income recorded in the first quarter of 2020 resulting from the remeasurement of the Company’s mandatorily redeemable non-controlling interest that was recognized in connection with the acquisition of the approximately 78% interest in Gazal Corporation Limited that the Company did not already own (“the Australia acquisition”); (v) the costs incurred in the first quarter of 2019 related to the restructuring associated with the strategic changes for its Calvin Klein business announced in January 2019 (the “Calvin Klein restructuring”), consisting of a noncash lease asset impairment resulting from the closure of the Company’s flagship store on Madison Avenue in New York, New York; other noncash asset impairments; severance; contract termination and other costs; and inventory markdowns; (vi) the costs incurred in the first quarter of 2019 in connection with the closure of the Company’s TOMMY HILFIGER flagship and anchor stores in the United States (the “TH U.S. store closures”), primarily consisting of noncash lease asset impairments; (vii) the costs incurred in the first quarter of 2019 in connection with the refinancing of the Company’s senior credit facilities; and (viii) the tax effects associated with the foregoing pre-tax items. The Company excludes these amounts because it deems them to be non-recurring or non-operational and believes that their exclusion (i) facilitates comparing the results being reported against past and future results by eliminating amounts that it believes are not comparable between periods, thereby permitting management to evaluate performance and investors to make decisions based on the ongoing operations of the Company, and (ii) assists investors in evaluating the effectiveness of the Company’s operations and underlying business trends in a manner that is consistent with management’s evaluation of business performance. The Company believes that investors often look at ongoing operations of an enterprise as a measure of assessing performance. The Company uses its results excluding these amounts to evaluate its operating performance and to discuss its business with investment institutions, the Company’s Board of Directors and others. The Company’s results excluding the items described above are also the basis for certain incentive compensation calculations. The non-GAAP measures should be viewed in addition to, and not in lieu of or superior to, the Company’s operating performance measures calculated in accordance with GAAP. The information presented on a non-GAAP basis may not be comparable to similarly titled measures reported by other companies.

PVH CORP.
Non-GAAP Measures (continued)
(In millions, except per share data)

The following table presents the non-GAAP measures that are discussed in this release. Please see Tables 1 through 10 for the reconciliations of the GAAP amounts to amounts on a non-GAAP basis.

	Quarter Ended
	5/3/20	5/5/19

Non-GAAP Measures
Total gross profit (1)		$1,297.6
Selling, general and administrative expenses (2)	917.3	1,037.0
Goodwill and other intangible assets impairments (3)	—
Debt modification and extinguishment costs (4)		—
Other noncash loss, net (5)	—
Equity in net income of unconsolidated affiliates (6)	1.1
(Loss) earnings before interest and taxes (7)	(246.7)	266.5
Interest expense, net (8)	24.9
Income tax (benefit) expense (9)	(54.9)	50.6
Net (loss) income attributable to PVH Corp. (10)	(216.3)	186.4
Diluted net (loss) income per common share attributable to PVH Corp. (11)	$(3.03)	$2.46

(1) Please see Table 3 for the reconciliation of GAAP gross profit to gross profit on a non-GAAP basis.
(2) Please see Table 4 for the reconciliations of GAAP selling, general and administrative (“SG&A”) expenses to SG&A expenses on a non-GAAP basis.
(3) Please see Table 5 for the reconciliation of GAAP goodwill and other intangible assets impairments to goodwill and other intangible assets impairments on a non-GAAP basis.
(4) Please see Table 6 for the reconciliation of GAAP debt modification and extinguishment costs to debt modification and extinguishment costs on a non-GAAP basis.
(5) Please see Table 7 for the reconciliation of GAAP other noncash loss, net to other noncash loss, net on a non-GAAP basis.
(6) Please see Table 8 for the reconciliation of GAAP equity in net loss of unconsolidated affiliates to equity in net income of unconsolidated affiliates on a non-GAAP basis.
(7) Please see Table 2 for the reconciliations of GAAP (loss) earnings before interest and taxes to (loss) earnings before interest and taxes on a non-GAAP basis.
(8) Please see Table 9 for the reconciliation of GAAP interest expense, net to interest expense, net on a non-GAAP basis.
(9) Please see Table 10 for the reconciliations of GAAP income tax (benefit) expense to income tax (benefit) expense on a non-GAAP basis and an explanation of the calculation of the tax effects associated with the pre-tax items identified as non-GAAP exclusions.

(10) Please see Table 1 for the reconciliations of GAAP net (loss) income to net (loss) income on a non-GAAP basis.
(11) Please see Note A in Notes to Consolidated GAAP Statements of Operations for the reconciliations of GAAP diluted net (loss) income per common share to diluted net (loss) income per common share on a non-GAAP basis.

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts
(In millions, except per share data)

Table 1 - Reconciliations of GAAP net (loss) income to net (loss) income on a non-GAAP basis

	Quarter Ended
	5/3/20	5/5/19

Net (loss) income attributable to PVH Corp.	$(1,096.8)	$82.0

Diluted net (loss) income per common share attributable to PVH Corp.(1)	$(15.37)	$1.08

Pre-tax items excluded:

Gross profit charges associated with the Calvin Klein restructuring (inventory markdowns)		1.7

SG&A expenses associated with the Calvin Klein restructuring		68.6

SG&A expenses associated with the TH U.S. store closures		54.9

SG&A expenses associated with the refinancing of the Company’s senior credit facilities		1.0

SG&A expenses associated with store assets impairments	16.0

SG&A expenses associated with the consolidation within the Company’s warehouse and distribution network in North America	6.8

Goodwill and other intangible assets impairments	933.5

Debt modification and extinguishment costs		5.2

Noncash net loss related to the Speedo transaction (recorded in other noncash loss, net)	3.1

Impairment of an equity method investment (recorded in equity in net (loss) income of unconsolidated affiliates)	12.3

Income resulting from the remeasurement of the mandatorily redeemable non-controlling interest in connection with the Australia acquisition (recorded in interest expense, net)	(3.7)

Tax effects of the pre-tax items above(2)	(87.5)	(27.0)

Net (loss) income on a non-GAAP basis attributable to PVH Corp.	$(216.3)	$186.4

Diluted net (loss) income per common share on a non-GAAP basis attributable to PVH Corp.(1)	$(3.03)	$2.46

(1) Please see Note A in Notes to the Consolidated GAAP Statements of Operations for the reconciliations of GAAP diluted net (loss) income per common share to diluted net (loss) income per common share on a non-GAAP basis.

(2) Please see Table 10 for an explanation of the calculation of the tax effects of the above items.

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts (continued)
(In millions)

Table 2 - Reconciliations of GAAP (loss) earnings before interest and taxes to (loss) earnings before interest and taxes on a non-GAAP basis

	Quarter Ended
	5/3/20	5/5/19

(Loss) earnings before interest and taxes	$(1,218.4)	$135.1

Items excluded:

Gross profit charges associated with the Calvin Klein restructuring (inventory markdowns)		1.7

SG&A expenses associated with the Calvin Klein restructuring		68.6

SG&A expenses associated with the TH U.S. store closures		54.9

SG&A expenses associated with the refinancing of the Company’s senior credit facilities		1.0

SG&A expenses associated with store assets impairments	16.0

SG&A expenses associated with the consolidation within the Company’s warehouse and distribution network in North America	6.8

Goodwill and other intangible assets impairments	933.5

Debt modification and extinguishment costs		5.2

Noncash net loss related to the Speedo transaction (recorded in other noncash loss, net)	3.1

Impairment of an equity method investment (recorded in equity in net (loss) income of unconsolidated affiliates)	12.3

(Loss) earnings before interest and taxes on a non-GAAP basis	$(246.7)	$266.5

Table 3 - Reconciliation of GAAP gross profit to gross profit on a non-GAAP basis

Quarter Ended
5/5/19

Gross profit	$1,295.9

Item excluded:

Gross profit charges associated with the Calvin Klein restructuring (inventory markdowns)	1.7

Gross profit on a non-GAAP basis	$1,297.6

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts (continued)
(In millions)

Table 4 - Reconciliations of GAAP SG&A expenses to SG&A expenses on a non-GAAP basis

	Quarter Ended
	5/3/20	5/5/19

SG&A expenses	$940.1	$1,161.5

Items excluded:

Expenses associated with the Calvin Klein restructuring		(68.6)

Expenses associated with the TH U.S. store closures		(54.9)

Expenses associated with the refinancing of the Company’s senior credit facilities		(1.0)

Expenses associated with store assets impairments	(16.0)

Expenses associated with the consolidation within the Company’s warehouse and distribution network in North America	(6.8)

SG&A expenses on a non-GAAP basis	$917.3	$1,037.0

Table 5 - Reconciliation of GAAP goodwill and other intangible assets impairments to goodwill and other intangible assets impairments on a non-GAAP basis

Quarter Ended
5/3/20

Goodwill and other intangible assets impairments	$933.5

Item excluded:

Goodwill and other intangible assets impairments	(933.5)

Goodwill and other intangible assets impairments on a non-GAAP basis	$—

Table 6 - Reconciliation of GAAP debt modification and extinguishment costs to debt modification and extinguishment costs on a non-GAAP basis

Quarter Ended
5/5/19

Debt modification and extinguishment costs	$5.2

Item excluded:

Costs incurred associated with the refinancing of the Company’s senior credit facilities	(5.2)

Debt modification and extinguishment costs on a non-GAAP basis	$—

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts (continued)
(In millions)

Table 7 - Reconciliation of GAAP other noncash loss, net to other noncash loss, net on a non-GAAP basis

Quarter Ended
5/3/20

Other noncash loss, net	$3.1

Item excluded:

Noncash net loss related to the Speedo transaction	(3.1)

Other noncash loss, net on a non-GAAP basis	$—

Table 8 - Reconciliation of GAAP equity in net loss of unconsolidated affiliates to equity in net income of unconsolidated affiliates on a non-GAAP basis

Quarter Ended
5/3/20

Equity in net loss of unconsolidated affiliates	$(11.2)

Item excluded:

Impairment of an equity method investment	12.3

Equity in net income of unconsolidated affiliates on a non-GAAP basis	$1.1

Table 9 - Reconciliation of GAAP interest expense, net to interest expense, net on a non-GAAP basis

Quarter Ended
5/3/20

Interest expense, net	$21.2

Item excluded:

Income resulting from the remeasurement of the mandatorily redeemable non-controlling interest in connection with the Australia acquisition	3.7

Interest expense, net on a non-GAAP basis	$24.9

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts (continued)
(In millions)

Table 10 - Reconciliations of GAAP income tax (benefit) expense to income tax (benefit) expense on a non-GAAP basis

	Quarter Ended
	5/3/20	5/5/19

Income tax (benefit) expense	$(142.4)	$23.6

Item excluded:

Tax effects of pre-tax items identified as non-GAAP exclusions (1)	87.5	27.0

Income tax (benefit) expense on a non-GAAP basis	$(54.9)	$50.6

(1) The estimated tax effects associated with the Company’s exclusions on a non-GAAP basis are based on the Company’s assessment of deductibility. In making this assessment, the Company evaluated each pre-tax item that it had identified above as a non-GAAP exclusion to determine if such item is taxable or tax deductible and, if so, in what jurisdiction the tax expense or tax deduction would occur. All of the pre-tax items identified as non-GAAP exclusions were identified as either primarily taxable or tax deductible, with the tax effect taken at the applicable income tax rate in the local jurisdiction, or as non-taxable or non-deductible, in which case the Company assumed no tax effect.

PVH CORP.
Notes to Consolidated GAAP Statements of Operations
(In millions, except per share data)

A. The Company computed its diluted net (loss) income per common share as follows:

	Quarter Ended				Quarter Ended
	5/3/20				5/5/19
	GAAP			Non-GAAP	GAAP			Non-GAAP
	Results	Adjustments	(1)	Results	Results	Adjustments	(2)	Results

Net (loss) income attributable to PVH Corp.	$(1,096.8)	$(880.5)		$(216.3)	$82.0	$(104.4)		$186.4

Weighted average common shares	71.4			71.4	75.2			75.2
Weighted average dilutive securities	—			—	0.7			0.7
Total shares	71.4			71.4	75.9			75.9

Diluted net (loss) income per common share attributable to PVH Corp. (3)	$(15.37)			$(3.03)	$1.08			$2.46

(1) Represents the impact on net loss in the quarter ended May 3, 2020 from the elimination of (i) the noncash impairment charges related to goodwill, tradenames, other intangible assets, store assets and an equity method investment as a result of the significant negative impacts of the COVID-19 pandemic on the Company’s business; (ii) the noncash net loss recorded related to the Speedo transaction; (iii) the costs in connection with the consolidation within the Company’s warehouse and distribution network in North America; (iv) the income resulting from the remeasurement of the Company’s mandatorily redeemable non-controlling interest that was recognized in connection with the Australia acquisition; and (v) the tax effects associated with the foregoing pre-tax items. Please see Table 1 for the reconciliation of GAAP net (loss) income to net (loss) income on a non-GAAP basis.

(2) Represents the impact on net income in the quarter ended May 5, 2019 from the elimination of (i) the costs related to the Calvin Klein restructuring; (ii) the costs in connection with the TH U.S. store closures; (iii) the costs in connection with the refinancing of the Company’s senior credit facilities; and (iv) the tax effects associated with the foregoing pre-tax items. Please see Table 1 for the reconciliation of GAAP net income to net income on a non-GAAP basis.

(3) Diluted net loss per common share attributable to PVH Corp. for the quarter end May 3, 2020 excluded all potentially dilutive securities because there was a net loss attributable to PVH Corp. for the period and, as such, the inclusion of these securities would have been anti-dilutive.

PVH CORP.
Consolidated Balance Sheets
(In millions)

	5/3/20	5/5/19
ASSETS
Current Assets:
Cash and Cash Equivalents	$800.7	$494.3
Receivables	566.9	876.0
Inventories	1,561.2	1,608.4
Other	259.5	274.7
Total Current Assets	3,188.3	3,253.4
Property, Plant and Equipment	976.5	962.3
Operating Lease Right-of-Use Assets	1,638.0	1,606.0
Goodwill and Other Intangible Assets	6,144.4	7,149.7
Other Assets	347.0	383.6
	$12,294.2	$13,355.0

LIABILITIES, REDEEMABLE NON-CONTROLLING INTEREST AND STOCKHOLDERS’ EQUITY
Accounts Payable and Accrued Expenses	$1,586.9	$1,541.6
Current Portion of Operating Lease Liabilities	399.0	334.3
Short-Term Borrowings	322.1	299.7
Current Portion of Long-Term Debt	13.6	31.0
Other Liabilities	1,114.2	1,128.3
Long-Term Portion of Operating Lease Liabilities	1,493.2	1,499.4
Long-Term Debt	2,854.2	2,759.4
Redeemable Non-Controlling Interest	(2.4)	(0.2)
Stockholders’ Equity	4,513.4	5,761.5
	$12,294.2	$13,355.0

Note: Year over year balances are impacted by changes in foreign currency exchange rates.

PVH CORP.
Segment Data
(In millions)

REVENUE BY SEGMENT
	Quarter Ended	Quarter Ended
	5/3/20	5/5/19
Tommy Hilfiger North America
Net sales	$161.1	$347.8
Royalty revenue	16.8	18.7
Advertising and other revenue	3.4	5.3
Total	181.3	371.8

Tommy Hilfiger International
Net sales	453.9	662.7
Royalty revenue	8.8	13.2
Advertising and other revenue	2.5	4.4
Total	465.2	680.3

Total Tommy Hilfiger
Net sales	615.0	1,010.5
Royalty revenue	25.6	31.9
Advertising and other revenue	5.9	9.7
Total	646.5	1,052.1

Calvin Klein North America
Net sales	163.9	378.4
Royalty revenue	25.1	33.4
Advertising and other revenue	7.1	12.2
Total	196.1	424.0

Calvin Klein International
Net sales	262.3	441.1
Royalty revenue	14.2	17.9
Advertising and other revenue	4.0	6.6
Total	280.5	465.6

Total Calvin Klein
Net sales	426.2	819.5
Royalty revenue	39.3	51.3
Advertising and other revenue	11.1	18.8
Total	476.6	889.6

Heritage Brands Wholesale
Net sales	195.3	350.3
Royalty revenue	3.4	5.1
Advertising and other revenue	0.8	1.0
Total	199.5	356.4

Heritage Brands Retail
Net sales	20.7	57.0
Royalty revenue	0.7	1.1
Advertising and other revenue	—	0.1
Total	21.4	58.2

Total Heritage Brands
Net sales	216.0	407.3
Royalty revenue	4.1	6.2
Advertising and other revenue	0.8	1.1
Total	220.9	414.6

Total Revenue
Net sales	1,257.2	2,237.3
Royalty revenue	69.0	89.4
Advertising and other revenue	17.8	29.6
Total	$1,344.0	$2,356.3

PVH CORP.
Segment Data (continued)
(In millions)

(LOSS) EARNINGS BEFORE INTEREST AND TAXES BY SEGMENT

	Quarter Ended			Quarter Ended
	5/3/20			5/5/19
	Results			Results
	Under		Non-GAAP	Under		Non-GAAP
	GAAP	Adjustments(1)	Results	GAAP	Adjustments(2)	Results

Tommy Hilfiger North America	$(50.0)	(4.1)	$(45.9)	$(14.7)	$(54.9)	$40.2

Tommy Hilfiger International	(38.8)	$(3.1)	(35.7)	106.8		106.8

Total Tommy Hilfiger	(88.8)	(7.2)	(81.6)	92.1	(54.9)	147.0

Calvin Klein North America	(327.8)	(293.1)	(34.7)	1.4	(50.9)	52.3

Calvin Klein International	(433.8)	(395.8)	(38.0)	46.9	(19.4)	66.3

Total Calvin Klein	(761.6)	(688.9)	(72.7)	48.3	(70.3)	118.6

Heritage Brands Wholesale	(287.9)	(252.7)	(35.2)	39.0		39.0

Heritage Brands Retail	(23.0)	(3.8)	(19.2)	1.0		1.0

Total Heritage Brands	(310.9)	(256.5)	(54.4)	40.0		40.0

Corporate	(57.1)	(19.1)	(38.0)	(45.3)	(6.2)	(39.1)

Total (loss) earnings before interest and taxes	$(1,218.4)	$(971.7)	$(246.7)	$135.1	$(131.4)	$266.5

(1) The adjustments for the quarter ended May 3, 2020 represent the elimination of (i) the noncash impairment charges related to goodwill, tradenames, other intangible assets, store assets and an equity method investment as a result of the significant negative impacts of the COVID-19 pandemic on the Company’s business; (ii) the noncash net loss recorded related to the Speedo transaction; and (iii) the costs in connection with the consolidation within the Company’s warehouse and distribution network in North America.

(2) The adjustments for the quarter ended May 5, 2019 represent the elimination of (i) the costs related to the Calvin Klein restructuring; (ii) the costs in connection with the TH U.S. store closures; and (iii) the costs in connection with the refinancing of the Company’s senior credit facilities.
.

PVH CORP.
Reconciliations of 2019 Constant Currency Revenue
(In millions)

As a supplement to the Company’s reported operating results, the Company presents constant currency revenue information, which is a non-GAAP financial measure. The Company presents results in this manner because it is a global company that transacts business in multiple currencies but reports financial information in U.S. dollars. Foreign currency exchange rate fluctuations affect the amounts reported by the Company in U.S. dollars with respect to its foreign revenues. Exchange rate fluctuations can have a significant effect on reported revenues. The Company believes presenting constant currency revenue information provides useful information to investors, as it provides information to assess how its businesses performed excluding the effects of changes in foreign currency exchange rates and assists investors in evaluating the effectiveness of the Company’s operations and underlying business trends in a manner that is consistent with management’s evaluation of business performance.
The Company calculates constant currency revenue information by translating its foreign revenues for the relevant period into U.S. dollars at the average exchange rates in effect during the comparable prior year period (rather than at the actual exchange rates in effect during the relevant period).
Constant currency performance should be viewed in addition to, and not in lieu of or as superior to, the Company’s operating performance calculated in accordance with GAAP. The constant currency revenue information presented may not be comparable to similarly described measures reported by other companies.

	GAAP Revenue		% Change
	Quarter Ended		GAAP	Negative Impact of Foreign Exchange	Constant Currency
	5/3/20	5/5/19

Total Tommy Hilfiger	$646.5	$1,052.1	(38.6)%	(1.3)%	(37.3)%

Total Calvin Klein	476.6	889.6	(46.4)%	(1.2)%	(45.2)%

Total Revenue	$1,344.0	$2,356.3	(43.0)%	(1.1)%	(41.9)%